EXHIBIT 99.3



               [Letterhead of The Walt Disney Company]



July 31, 1995

Mr. Thomas Murphy
Chief Executive Officer
Capital Cities/ABC Inc.
77 West 66th Street
New York, New York  10023-6298

                        Programming Agreement

Dear Tom:

          This letter will summarize the agreement reached today between The Walt Disney Company ("Disney") and Capital Cities/ABC Inc. ("ABC") with respect to the establishment of a strategic alliance for the production of television programming for the ABC network.

          The purpose of the alliance will be to enhance the overall program offering of the ABC network by providing ABC with access to Disney programming on an ongoing basis, subject to the provisions of this Agreement. The key components of this relationship are:

          (1) Saturday Morning Programming

          During each of the three ABC programming seasons commencing with the Fall 1996 season (or, at Disney's option, the Fall 1997 season), Disney shall provide to ABC, and ABC shall present, subject to pre-existing ABC commitments, a full slate of Saturday morning (8 a.m. to noon) programming designed for the children's market, consisting of Disney-produced programs, including animation, and programming acquired by Disney from third parties. Disney shall create an overall programming environment for this time period with a distinctive identity and interstitial material reflecting Disney standards of quality. Such programming shall, to the extent required by the network, conform to the needs of the network to provide affiliates with programming responsive to the affiliates' obligation to air qualifying children's programming pursuant to FCC regulations.



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Mr. Thomas Murphy
July 31, 1995
Page 2

          (2) Magical World of Disney

          During each of the three ABC programming seasons commencing with the Fall 1996 season, Disney shall provide to ABC, and ABC shall present, a weekly one-hour Disney- themed program to be presented under the name "Magical World of Disney" or a similar name reasonably acceptable to both parties. ABC shall run the program in a prime-time time slot determined by ABC after consultation with Disney.

          (3) Specials

          During each of the three ABC programming seasons commencing with the Fall 1996 season, Disney shall provide to ABC, and ABC shall present, three prime-time specials, each being at least 60 minutes in length and presented in a time slot determined by ABC after consultation with Disney, featuring Disney-themed materials (e.g., "The Making of Pocahontas" or "Disneyland's 40th Anniversary").

          All programs provided to ABC pursuant to this Agreement shall be so provided (a) subject to ABC's ultimate creative approval of content; provided that in the event any Disney program is disapproved, or a program series is cancelled, Disney shall have the right to provide, and ABC shall present, substitute programming subject to such approval; and (b) on terms and conditions consistent with then-prevailing industry standards for comparable programs (including ABC's Standards and Practices requirements). Each party agrees to enter into definitive programming agreements with respect to such programs giving effect to such terms and conditions.

          This Agreement shall be terminable (a) by ABC, by written notice to Disney delivered within 60 days following any termination by ABC of the Agreement and Plan of Reorganization, dated as of the date hereof, between Disney and ABC (the "Reorganization Agreement"), authorized by the Reorganization Agreement in the event that (i) Disney does not obtain approval of the FCC to consummate the transactions contemplated by the Reorganization Agreement or (ii) ABC's or Disney's shareholders do not approve the transactions contemplated by the Reorganization Agreement in a shareholder vote thereon, (iii) failure to meet a condition in Section 8.1 or 8.2 of the Reorganization






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Mr. Thomas Murphy
July 31, 1995
Page 3

Agreement that gives ABC a right of termination of the Reorganization Agreement or (iv) termination under Section 9.1, 9.2 or 9.3(b) or (c) of the Reorganization Agreement, and (b) by Disney, by written notice following any other authorized termination of the Reorganization Agreement, delivered to ABC no later than 90 days prior to the next scheduled first-run broadcast of the programs described in paragraphs
(2) and (3) above or 180 days prior to the next scheduled first-run broadcast of the programs described in paragraph (1), whichever is earlier.

          If the foregoing correctly reflects your understanding of our agreement, please so indicate by countersigning the enclosed copy of this letter whereupon this letter shall constitute a binding agreement between Disney and ABC.

Very truly yours,


/s/ Michael D. Eisner








Acknowledged and agreed
as of the date first above written.

CAPITAL CITIES/ABC INC.



By: /s/ Thomas S. Murphy
    -------------------------------
    Thomas Murphy
    Chief Executive Officer